Exhibit 16.1

October 12, 2006

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Evans & Sutherland Computer Corporation and, under the date of March 31, 2006 we reported on the consolidated financial statements of Evans & Sutherland Computer Corporation as of and for the years ended December 31, 2005 and 2004.  On October 5, 2006, we were notified that our appointment as principal accountants for Evans & Sutherland Computer Corporation was terminated. We have read Evans & Sutherland Computer Corporation’s statements included under Item 4.01 of its Form 8-K dated October 12, 2006, and we agree with such statements, except that we are not in a position to agree or disagree with Evans & Sutherland Computer Corporation’s statements that a) on October 9, 2006, the Registrant engaged the registered public accounting firm of Tanner LC as its new principal accountants, effective immediately, and that the Registrant has not consulted with Tanner LC during its fiscal years ended December 31, 2005 and 2004 or the subsequent interim period through October 9, 2006 regarding a reportable event as described under item 304(a)(1)(v) of Regulation S-K or the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion Tanner LC might render on the Registrant’s financial statements or regarding any of the matters described in Item 304(a)(2)(i) and Item 304(a)(2)(ii) of Regulation S-K, and b) the decision to change accountants was approved by the Audit Committee and the Board of Directors of the Registrant.

Very truly yours,

/s/ KPMG LLP